EXHIBIT 99.1

SharePlus Named One of the Top 100 Places to Work in DFW

PLANO, Texas, Nov. 17, 2011 (GLOBE NEWSWIRE) -- SP Bancorp, Inc. (Nasdaq:SPBC) (the "Company"), the holding company for SharePlus Federal Bank (the "Bank"), announced that SharePlus has been named as one of The Dallas Morning News' Top 100 Places to Work in Dallas-Fort Worth.

"We're honored to be named among the best workplaces in Dallas," said Jeff Weaver, President and CEO. "It's important for us to cultivate an environment where people love coming to work and want to give their best every day. Our employees are an integral part of our commitment to serve our customers and our communities. Coming just one year after going public makes this recognition even more special for us. "

Over 1,100 companies in the Dallas-Fort Worth area applied to be considered for the top 100 ranking. The 100 companies were selected based on anonymous employee surveys that asked employees their opinions on six key areas of the workplace, including direction, execution, career, conditions, managers, and pay and benefits. This is the Dallas Morning News' third annual Top 100 Places to Work survey. Winners were announced during the annual luncheon held on Wednesday, November 9, at the Fairmont Hotel in Dallas, and results were published in the Sunday, November 13, edition of The Morning News.

To view a video about SharePlus, click here: http://bcove.me/82ea49up. To see the entire Top 100 Places to Work list, click here: http://www.dallasnews.com/Top100.

ABOUT SP BANCORP, INC.

SP Bancorp, Inc. is the holding company for SharePlus Federal Bank, a federally chartered savings bank originally chartered in 1958. The Bank offers a full range of community banking products and services out of its seven branches, four of which are located near the Bank's headquarters in Plano, Texas; two of which are located in Louisville, Kentucky; and one of which is located in Irvine, California. Shares of the common stock of SP Bancorp, Inc. trade on the Nasdaq Capital Market under the ticker symbol "SPBC." The Company maintains a website at www.shareplus.com that includes information on the Company and the Bank, including the Bank's products and services, branch locations and hours, current Company financial information, and links to Company filings with the Securities and Exchange Commission.

The SP Bancorp, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7951

CONTACT: INVESTOR CONTACT
         Jeffrey Weaver, President and CEO
         972.931.5311